                                                                 Exhibit (a)(12)

Form of e-mail to all Option Holders dated August 21, 2002

Sorry, there was a small error on the first email under withholding rates, this is the corrected version, sorry for any inconvenience. If you have made less than $84,900 so far this year, your tax rates include 6.2% in social security taxes for a total tax rate of 38.65%.

 -----Original Message-----
From:             Jenniffer Collins

Sent:             Wednesday, August 21, 2002 3:38 PM
To:               ALL; All Sales
Subject:          EMail for the Tender Offer
Importance:       High

Hello All-

First, there were a couple questions from yesterdays company meeting which we are still working on the answers to. I will be back to you as soon as I can with those answers. I think at this point we can say, the commission will be less than $0.06 per share and it is our expectation that everyone will have the same sale price for the shares they sell related to paying their taxes. But as I said hopefully I will have the final answers tomorrow.

Second, I apologize for the length of this email, but please read it carefully.

In the meantime, there have been several inquiries concerning which forms need to be filled out in connection with participation in the Tender Offer. By now all of you should have had the opportunity to read through our Schedule TO - Tender Offer we filed with the SEC on 8/1/02. After you have read the document and have made the decision to participate, you must complete two forms, Exhibit
(a)2, and Exhibit B of Exhibit (d)4. Please read the following very carefully! You must complete BOTH of these forms by Midnight on 8/28/02 if you wish to participate. If someone still needs a hard copy of the tender offer, or hard copies of the attached forms, they can get them from Lynne SImler at X4122.

         Exhibit (a) 2 is the Letter of Transmittal. You must read the document, sign it on Page 4 and complete Page 5 with the Options you are tendering. You must tender all options issued to you in the last six months, as well as all options with an exercise price of $2.14 or more. The fourth column on this form requires you to indicate which plan the shares came from. If the option was granted to you prior to March 10, 2001, it came from the 1997 Plan. If you received the option after March 10, 2001 it came from the 2001 Plan. If you plan to sell shares to cover the tax payment, you are done with this form, move down to the Standing Order.

If you decide to pay your taxes in cash, you must [X] the box on page 4 under
Item 12. If you decide to pay in cash you must write a check for the tax withholdings and give it to Lynne Simler in Oceanport by 8/28/02.

     To calculate you taxes use the following rates.

     If you have made MORE than $84,900 (gross compensation so far this year) your rates are:

     Federal - 27%
     State - 4%
     Medicare - 1.45%
     Total - 32.45%

     If you have made LESS than $84,900 (gross compensation so far this year) your tax rates are:

     Federal  - 27%
     State - 4%
     Medicare - 1.45%
     Social Security - 6.2%
     Total - 38.65%

Next you multiply your total withholding percentage by the difference between $0.001 (a tenth of a penny) and the closing price of TELM on 8/28/02 multiplied by the number of share awards you will receive.

For example, you currently have 20,000 options outstanding at a strike price of $2.14. You decide to participate. You tender all 20,000 options. At the expiration of the offer on 8/28/02, you will be entitled to 10% of those or 2,000 share awards, the remaining 90%, or 18,000 be issued to you in the form of options in six months and a day from the expiration of the offer. Your withholding taxes are based on the share awards you receive.

If your tax rate is 38% in total, and you receive 2,000 share awards and the closing price on 8/28/02 was $0.45, you would write a check to Tellium for $342.00 (2,000*$0.45*38%). If you will not be here on the 28th or are not physically located in WLB or Oceanport and you want to pay by check, we will make a reasonable estimate of the FMV on 8/28/02, you can send the check ahead of time and we will alert you to any overages or shortfall you owe on the morning of the 29th. PLEASE do not estimate the FMV if you will be in Oceanport or WLB on the 28th. It will be much more efficient for everyone, the less people we need to true up.

     Also, promptly following the expiration of the tender offer, we will distribute Share Award Agreements for you to sign, and you will need to write Tellium a check for $.001 (a tenth of a penny) for each share award you received. So in my example, if you received 2,000 share awards you would need to write Tellium a check for $2.00. Everyone will need to write this check that participates.

     Exhibit B of Exhibit (d)4. This form is the standing order for selling the shares to cover the taxes through Paine Webber. You MUST fill out this form if you wish to participate, even if you elect to pay your taxes by check. On Page 1, fill in your name and 10% of the options you are tendering, which represents the number of share awards you will receive. (2,000 in my example above). On page 2 sign and Print all of the required information.

Both forms should be returned to Lynne Simler X4122 in Oceanport. She sits next to HR in the front of the building. If you need to fax them, please use the following fax:732-728-9861.

If anyone has questions please contact me at 732-483-3112. I will be out of the office on the 23rd and the 26th, so please contact me before or after that if you have questions.

Thanks for your cooperation. Please remember, if we do not receive your paperwork by Midnight on 8/28/02, you WILL NOT be able to participate in this offer.

Jenniffer

Jenniffer Collins
Director of Investor Relations
Tellium
(732) 483-3112
JCollins@Tellium.com

                                                                  Exhibit (a)(2)

                                  TELLIUM, INC.

                Letter of Transmittal to Tender Options
                Under the Offer to Exchange, dated August 1, 2002.

================================================================================

      The Offer and Withdrawal Rights Expire at Midnight, Eastern Time, on
                 August 28, 2002, Unless the Offer is Extended.

================================================================================

Instructions

1. Defined Terms. All terms used in this letter of transmittal but not defined will have the meaning ascribed to them in the offer to exchange, dated August 1, 2002, also referred to as the offer to exchange. Unless the context requires otherwise, references in this letter of transmittal to "Tellium," "we," "us," "our," and "ours" mean Tellium, Inc. and the subsidiaries through which it operates.

2. Expiration Date. The offer to exchange and any rights to withdraw a tender of options expire at midnight, Eastern Time, on August 28, 2002, unless the offer to exchange is extended.

3. Tenders. If you intend to tender options under the offer to exchange, you must sign this letter of transmittal and complete the election form attached as Annex A. You are not required to tender any of your options. If you choose to tender any options for exchange, you must tender all eligible options and all options granted to you on or after February 1, 2002 that you hold. The exact number of options that you have now is listed on the enclosed statement from UBS PaineWebber.

4. Delivery of Letter of Transmittal and Election Form. A signed letter of transmittal and properly completed election form must be returned to Jenniffer Collins, Investor Relations Director, at Tellium, Inc., 2 Crescent Place, Oceanport, New Jersey, 07757, Fax No. (732) 923-9805, before midnight, Eastern Time, on August 28, 2002, unless the offer to exchange is extended. You do not need to return your stock option agreements for your options to effectively elect to accept this offer.

         Your election will be effective only upon receipt by the Investor Relations Director. To ensure timely delivery we recommend that you make every effort to hand deliver your completed letter of transmittal and election form. If hand delivery is not feasible, we recommend that you send both by fax or, if necessary, by mail, and then follow up with a telephone call or email to confirm receipt by the deadline. Delivery by email will not be accepted. If you have questions about delivery, you may contact Jenniffer Collins. You should review the offer to exchange, the letter of transmittal, the election form and all of their attachments before making your election. We will only accept a paper copy of your election form.

         If we extend the offer to exchange beyond August 28, 2002, then you must sign and deliver the letter of transmittal and election form before the extended expiration of the offer.

5. Withdrawal of Election. Tenders of options made under the offer to exchange may be withdrawn at any time before midnight, Eastern Time, on August 28, 2002. If the offer to exchange is extended by Tellium beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer to exchange. In addition, if Tellium does not accept your tendered options after the expiration of 40 business days from the date of commencement of this offer, you will also have the right to withdraw your tendered options after that date unless your tendered options have been accepted at that time.

         To withdraw tendered options, you must mail or fax a properly completed notice of withdrawal form to Jenniffer Collins, Investor Relations Director, at Tellium, Inc., 2 Crescent Place, Oceanport, New Jersey 07757, Fax No. (732) 923-9805. Withdrawals may not be rescinded and any options withdrawn will not be considered to be properly tendered, unless the withdrawn options are properly re-tendered before the expiration date by following the procedures described in numbers 3 and 4 above.

6. Signatures. Please sign this letter of transmittal. The signature must correspond with the name written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If this letter is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to Tellium of the authority of such person must be submitted with this letter.

7. Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the offer to exchange or this letter of transmittal may be directed to Jenniffer Collins, Investor Relations Director, at Tellium, Inc., 2 Crescent Place, Oceanport, New Jersey 07757, Fax No. (732) 923-9805. Copies will be furnished promptly at Tellium's expense.

8. Irregularities. We will determine, in our discretion, all questions as to the number of shares subject to options tendered and the validity, form, eligibility (including time of receipt) and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. We may waive the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder before the expiration of the offer. No options will be accepted for exchange until the option holder exchanging the options has cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to the expiration date. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of any defects or irregularities.

9. Conditional or Contingent Offers. Tellium will not accept any alternative, conditional or contingent tenders.

10. Important Tax Information. You should refer to Section 13 of the offer to exchange, which contains important tax information. We urge you to consult with your tax advisors if you have questions about your financial or tax situation. In addition, if you would like to satisfy your withholding tax obligation through a payment in cash, you must indicate this intention in paragraph (12) of this letter of transmittal.

TO:      Tellium, Inc.
         185 Route 36
         Building E
         West Long Beach, New Jersey 07764
         Facsimile: (732) 923-9805
         Attn: Jenniffer Collins

         I have received the offer to exchange, this letter of transmittal and the election to tender eligible options attached as Annex A.

         I acknowledge that:

         (1) Upon the terms and subject to the conditions described in the offer to exchange and this letter of transmittal, I, the undersigned, tender to Tellium all of my eligible options, which are outstanding stock options with an exercise price of $2.14 or more per share and all options granted to me on or after February 1, 2002, specified on Annex A for a new grant consisting of a combination of share awards and new options to purchase shares of Tellium's common stock.

         (2) Upon the terms and subject to the conditions described in the offer, one-tenth (1/10th) of the new grant will consist of share awards of our common stock (rounded up to the nearest whole share) and nine-tenths (9/10ths) of the new grant will consist of new options exercisable for shares of our common stock (rounded down to the nearest whole share), in each case subject to adjustments for any stock splits, stock dividends and similar events.

         (3) All share awards and new options will be granted under one or more of Tellium's stock incentive plans, which include Tellium's 2001 Stock Incentive Plan and Amended and Restated Special 2001 Stock Incentive Plan, and will be subject to the terms of those plans as well as new share award and stock option agreements between Tellium and me.

         (4) I may tender all or none of my eligible options and that I am not required to tender any eligible options in the offer. I also understand that all options tendered before midnight, Eastern Time, on August 28, 2002 and not properly withdrawn will be exchanged for new options and share awards, upon the terms and subject to the conditions described in the offer.

         (5) Upon the terms and subject to the conditions described in the offer, I have tendered all of the options listed on Annex A. I am tendering all of my eligible options and options granted to me on or before February 1, 2002 in their entirety (to the extent outstanding). I understand that Tellium will not accept a tender of some options or only a portion of an eligible option. I also understand that, under the offer, I may not tender any shares of common stock that I own, including any common stock I own as a result of exercising options granted to me, whether or not those shares have vested.

         (6) Subject to, and effective upon, Tellium's acceptance for exchange of the eligible options tendered in Annex A, upon the terms and subject to the conditions described in the offer (including the terms and conditions of extension or amendment of this offer), I hereby sell, assign and transfer to, or upon the order of, Tellium all right, title and interest in and to all of the options that I am tendering, and I agree that I shall have no further right or entitlement to purchase any shares of the Tellium's common stock under the tendered options which are accepted by Tellium for cancellation or to have any other rights or entitlements under those cancelled options. I acknowledge that Tellium has advised me to consult with my own advisors as to the consequences of participating or not participating in the offer. I agree that this letter of transmittal is an amendment to the option agreement or agreements of the options I am tendering.

         (7) I represent and warrant that I have full power and authority to tender the options tendered on Annex A and that, when and to the extent such options are accepted for exchange by Tellium, such options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer of such options, other than under the applicable option agreement, and such options will not be subject to any adverse claims. Upon request, I will sign and deliver any additional documents Tellium finds necessary or desires me to complete for the exchange of the options I am tendering.

         (8) All authority conferred in this document or agreed to be conferred will not be affected by, and will survive, my death or incapacity, and all of my obligations under this document will be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the offer, my tender is irrevocable.

         (9) By signing this letter of transmittal, I understand that tenders of options by the procedure described in Section 3 of the offer to exchange and in the instructions to this letter will constitute my acceptance of the terms and conditions of the offer. Tellium's acceptance for exchange of options tendered under the offer will constitute a binding agreement between Tellium and me upon the terms and subject to the conditions described in the offer.

         (10) The share awards will not actually be issued until I (1) execute and return to Tellium the share award agreement which will be forwarded to me promptly after the offer and acceptance and cancellation of my tendered options, (2) pay Tellium $.001 per share par value of the share awards (rounded up to the nearest whole cent) and (3) execute a standing order for the sale of a sufficient number of share awards to cover Tellium's tax withholding obligations related to the share awards. In addition, I acknowledge that the stock certificate for the issued share awards will not be delivered to me.

         (11) The new options (1) will not be granted until on or about the first trading day that is at least six months and one day after the date the eligible options tendered are accepted for exchange and cancelled and (2) will be subject to the terms and conditions set forth in a option agreement between Tellium and me that will be forwarded to me after the grant of the new options. I also acknowledge that in order to receive share awards and new options, I must (1) continue to be an employee of Tellium or one of its U.S. subsidiaries on the date I tender my eligible options through the dates the share awards and new options are granted and (2) not receive a notice of termination of employment from the date I tender my eligible options through the dates the share awards and new options are granted. I further acknowledge that, if I do not remain an employee of Tellium, I will not receive any share awards or new options, as the case may be, or any other consideration for the options that I tender and that are accepted for exchange under the offer.

         (12) Unless I indicate below that I would like to satisfy the withholding tax obligation through a payment in cash by check or wire transfer, I hereby authorize UBS PaineWebber to sell a portion of my share awards that is sufficient to pay Tellium's federal, state and employment tax withholding obligations in connection with the share awards issued to me.

                  [ ] By checking this box, I elect to pay the withholding tax obligation, associated with the issuance of share awards to me, in cash, by check or wire transfer on or before midnight, Eastern Time, on August 28, 2002. I acknowledge that in the event my payment in cash, by check or wire transfer is not received on or before midnight, Eastern Time, August 28, 2002, UBS PaineWebber is hereby authorized to automatically sell a portion of my shares as described above.

         (13) The name and social security number of the registered holder of the options tendered appear below exactly as they appear on the option agreement or agreements representing such eligible options.

         (14) The offer does not change the "at-will" nature of my employment with Tellium, and my employment may be terminated by Tellium or by me at any time, including the time before I am issued the share awards or granted the new options, for any reason, with or without cause.

         (15) The expiration date may change if Tellium, in its discretion, has extended the period of time during which the offer will remain open. If this occurs, the expiration date refers to the latest time and date at which the offer, as so extended, expires.

         (16) I recognize that, under certain circumstances described in the offer to exchange, Tellium may terminate or amend the offer and postpone its acceptance and cancellation of any eligible options tendered for exchange. If this occurs, I understand that the options delivered but not accepted for exchange will be returned to me.

         (17) The offer is not being made to (nor will tenders of options be accepted from or on behalf of) holders in any jurisdiction in which the making or acceptance of the offer would not be in compliance with the laws of such jurisdiction.

         (18) I have read, understand and agree to all of the terms and conditions of the offer.

                               Please sign below.

                                            Date:                       , 2002
------------------------------------              ----------------------
Signature of Eligible Holder /1/


------------------------------------
Social Security Number









-----------
/1/ You must complete and sign exactly as your name appears on the option agreement or agreements evidencing the options you are tendering. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, please set forth the signer's full title and include with this Letter proper evidence of the authority of such person to act in such capacity.

Annex A

                       Election to Tender Eligible Options

         To tender your options, please fill out the table below with the information listed on the enclosed statement from Paine Webber. Please remember, that if you choose to tender any options for exchange, you must tender all eligible options and all options granted to you on or after February 1, 2002 that you hold. If you have any questions regarding the grants listed on your UBS PaineWebber statement, please contact Jenniffer Collins at (732) 923-4100.

                        ---------------------------------

To Tellium, Inc.

         I hereby tender all of my option grants listed below:

-------------------------- -------------------------- ----------------------------------- ----------------------------
       Date of Eligible    Exercise Price of          Total Number of Outstanding         Option Plan Under Which
       Option Grant        Options Subject to Grant   Options Subject to Grant (1)        Option was Granted
-------------------------- -------------------------- ----------------------------------- ----------------------------
1
-------------------------- -------------------------- ----------------------------------- ----------------------------
2
-------------------------- -------------------------- ----------------------------------- ----------------------------
3
-------------------------- -------------------------- ----------------------------------- ----------------------------
4
-------------------------- -------------------------- ----------------------------------- ----------------------------


(1) Represents the total number of shares for which the option grant remains outstanding (i.e., the total number of shares for which the option has not been exercised).

                                    EXHIBIT B
                                    ---------

                            IRREVOCABLE INSTRUCTIONS

         I,                          , have been granted     shares of common
stock, $.001 par value per share, of Tellium, Inc. ("Tellium") (the "Shares"), that are evidenced by a share award agreement between me and Tellium (the "Agreement"), a copy of which is attached. I understand that all of the Shares are fully vested upon their issuance.

         Pursuant to the terms of the Agreement and as a condition of my receipt of the Shares, I understand that, on the date of issuance of the Shares, I will recognize taxable ordinary income on all of the Shares deposited into my account at UBS PaineWebber, Inc. ("PaineWebber"). TAXABLE INCOME INCURRED SHALL BE CALCULATED BASED ON THE CLOSING PRICE OF TELLIUM'S COMMON STOCK ON THE LAST TRADING DAY BEFORE THE DATE OF THE ISSUANCE OF THE SHARES. I HEREBY DIRECT PAINEWEBBER TO SELL A SUFFICIENT NUMBER OF SHARES TO FULFILL MY WITHHOLDING TAX OBLIGATIONS (PAINEWEBBER WILL USE THE WITHHOLDING TAX RATES AND THE WITHHOLDING TAX OBLIGATION PROVIDED TO THEM BY TELLIUM) AND APPLICABLE BROKER COMMISSION. THIS ORDER MAY BE GROUPED AS PART OF A BLOCK TRADE OR BUNCHED ORDER AND I MAY RECEIVE THE WEIGHTED AVERAGE SALE PRICE FROM THIS TRADE FOR MY SHARES. IF IN PAINEWEBBER'S SOLE DISCRETION MARKET CONDITIONS DO NOT PERMIT SUCH SHARES TO BE SOLD ON THE DATE OF ISSUANCE OF THE SHARES, PAINEWEBBER IS DIRECTED TO SELL SUCH SHARES AT MARKET PRICES ON SUCH SUBSEQUENT TRADING DAYS AS PAINEWEBBER DETERMINES IS APPROPRIATE UNDER MARKET CONDITIONS. I understand that PaineWebber will remit the proceeds, net of broker commissions, to Tellium for payment of the withholding taxes due. I further understand that it is my responsibility to contact PaineWebber individually should I intend to sell any shares remaining in my PaineWebber account after tax withholding has been satisfied. Otherwise, the shares will remain in my PaineWebber account until such time as proper instructions are provided to PaineWebber to initiate action. I understand it may take up to three business days for these shares to be deposited into my account.

         I understand and acknowledge that all of the information regarding the number of shares and the tax obligation commensurate therewith will be provided to PaineWebber by Tellium and PaineWebber has no responsibility for the accuracy of that information. I hereby agree to indemnify and hold PaineWebber harmless from and against all losses, liabilities, damages, claims and expenses, including reasonable attorneys' fees and court costs, arising out of (i) any negligent act, omission or willful misconduct by Tellium in carrying out actions pursuant to the second preceding paragraph and (ii) any action taken or omitted by PaineWebber in good faith reliance upon instructions herein or upon instructions or information transmitted to PaineWebber by Tellium pursuant to the second preceding paragraph.

         I understand and agree that by signing below, I intend this Irrevocable Instructions to be irrevocable, and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this Irrevocable Instructions. I also agree that this Irrevocable Instructions is in addition to and subject to the terms and conditions of any Account Agreement that I enter into with PaineWebber.

Signature:                                                   Signature:
          -------------------------------------------
Dated:                                         , 2002       (Additional Account Holder)
      -----------------------------------------
Print Name:                                                  Dated:                                      , 2002
           ------------------------------------------              -------------------------------------
Street Address:                                              Print Name:
               --------------------------------------
City, State & Zip:                                           Street Address:
                  -----------------------------------
Tax ID/ Social Security No.:                                 City, State & Zip:
                            -------------------------
                                                             Tax ID/ Social Security No.: